Exhibit 10.F

Global Assignment Letter

Expatriate Name: Susan F. Davis

Home Country: United States

Host Location: Shanghai, China

International Assignment Services: Joyce Sadler

This offer sets forth the specifics of the compensation and allowance package in connection with your assignment establishing additional infrastructure required for the Corporation’s Shanghai headquarters while continuing your role as Executive Vice President and Chief Human Resources Officer of Johnson Controls, Inc. (the "Company"), reporting to the CEO of the Company.

This Global Assignment Letter should be read in conjunction with the Employment Agreement between the employee and Johnson Controls, if applicable. To the extent there is a conflict between the terms of this letter and the terms of the Employment Agreement, the terms of this Global Assignment Letter will be controlling.

This Assignment Letter is subject to you being able to obtain the necessary work visa/residence permit(s) in China and the necessary vaccinations/immunizations if applicable.

Your foreign assignment is expected to last eleven (11) months, commencing on August 1, 2014, provided that all immigration documents are in order.

Base Salary:

Your base salary effective with the assignment will be $50,583.33 USD monthly ($607,000 USD annually). Salary administration procedures are in accordance with your home country guidelines. While on foreign assignment, you will be paid once a month.

Bonus:

Your annual performance bonus will be targeted at 75% of your base salary.

Goods and Services Allowance:

You will receive a Goods and Services allowance, where applicable, using information that we receive from our cost of living data provider. If applicable, you will be paid this allowance every month to offset the difference in costs for goods and services between your home country and your Host location. The current rate as of the date hereof will be $3,166 USD per month and subject to change effective June 1, 2014. This index is based upon the Cost Effective Home Country Index. This will become effective the date you move into long term housing and cease to be reimbursed for temporary living expenses. This allowance will cease the date you move out of permanent housing in the Host country, or if you have to leave the Host country for an extended period. It is your responsibility to notify your International Assignment Analyst about the dates you move in and/or out of temporary living.

Assignment Bonus:

You will receive an assignment bonus of $13,355 at the beginning of your assignment. This bonus is delivered less applicable taxes paid by you, and will be delivered in your first monthly assignment paycheck.

Upon successful completion of your assignment, and return to your home country, you will receive an assignment bonus of $13,355, less applicable taxes paid by you.

Both bonuses are capped at 5% of the mid-range of grade 182.

Hardship Allowance:

The Company will pay a 10% of your base salary hardship allowance to you. The hardship allowance begins with the effective date of your assignment. Please refer to your compensation worksheet for the monthly allowance amount. It will be paid each monthly pay period and will continue only during the time that the area is classified as an area that warrants a hardship allowance. The hardship percentage will be reviewed annually and may increase or decrease depending on the change in conditions. The hardship allowance will discontinue upon the completion of this assignment.

Housing Allowance:

You will receive housing in your Host location that is commensurate with your peers in that location. If you maintain your home location housing, 100% of the housing costs will be covered at your Host location. However, if you sell or rent your primary residence in your home location, 15% of your base salary will be deducted on a monthly basis. If you purchase property in the Host location, the cost becomes 100% your responsibility.

Utilities, including heat, water, electricity, and the installation charges for cable and telephone, are included in the company paid Host country housing payments. Service utilities, such as phone and cable, are not reimbursed, as they are part of the goods and services allowance.

The housing allowance will commence the day you take residence in your Host country housing.

Home Leave:

For the length of this assignment, a total of eleven personal round trips via Business Class will be provided for use by you, your spouse or a family member or a family member partner. If assignment is extended beyond 11 months these visits will be extended for every month / one/month.

Host Country Transportation:

The Company will provide a company car or an automobile allowance.

Vacations and Holidays:

You will continue to be eligible for vacation based upon your home country policy. You will observe the work hours and holidays of the Host country.

Host Country Club Membership:

You are eligible for reimbursement of club membership and initiation fees up to a maximum of $10,000 annually.

Tax Equalization:

You will receive Tax Equalization assistance to minimize, within practical limits, any tax advantage, or disadvantage of your foreign assignment (in accordance with the Johnson Controls Tax Equalization Policy). This comes in the form of tax preparation work from our tax provider. It will remain your responsibility to file the necessary income tax returns, including any estimated returns, in your home country and Host location. You are required to furnish any withholding allowances and exemption certificates that are necessary, so that the company’s withholding tax payments can be minimized within the requirements of the law. For US Expatriates, Social Security Contributions will continue to be made by you.

Termination:

You will remain an at-will employee of the Company subject to the terms of your Employment Agreement, which means that you or the Company may terminate your employment at any time.

Benefits:

You will continue to participate in the benefit programs of your home country, unless prohibited by home or Host country laws, regulations, or costs. In such cases, an applicable coverage in the form of an expatriate benefits package will be provided to cover pension, medical, disability, and death benefits, if necessary.

Relocation:

You are eligible for destination services by the Host Country HR Representative or our Third Party Provider, BROOKFIELD.

You are eligible for settling in services by our Third Party Provider, BROOKFIELD, or the Host Country HR Representative.

You will be reimbursed for a shipment of essential items not available, or included, in the Host country, furnished housing.

The Company will not pay the costs associated with the relocation of household pets.

Repatriation:

You will be reimbursed for travel expenses back to your home country.

You will be allowed a return shipment of goods, which can be 10% greater than the original shipment weight.

Any items in storage will be delivered to your home country residence.

Disputes About This Letter:

The parties agree that all disputes regarding this assignment letter or interpretation of the letter shall be governed by the laws of the State of Wisconsin and the parties further agree that the exclusive judicial forum for resolving all such disputes shall be the courts of the State of Wisconsin. If any provision of this Assignment Letter is judicially or otherwise declared to be invalid, unenforceable or void, the remaining provisions shall nevertheless be effective to the same extent as if such invalid or unenforceable provision had never been included.

Accepted by:

/s/ Susan F. Davis                     6/9/14
Susan F. Davis                         Date

Approved by:

/s/ Alex A. Molinaroli                    5/31/14
Alex A Molinaroli                    Date
Chairman and Chief Executive Officer

Addendum to Global Assignment Letter

Extension to assignment

Johnson Controls Incorporated agrees to honor the current Global Assignment Letter with Susan Davis in her current title of EVP & CHRO. The current letter and assignment to Shanghai, China will be extended until June 30, 2016.

Accepted by:

/s/ Susan F Davis___________
Susan F Davis

Approved by:

/s/ Alex A Molinaroli ___________
Alex A Molinaroli
Chairman & Chief Executive Officer

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